Exhibit 99.1

BLOGGERWAVE NETWORK IN U.S. SURPASSES 10,000 BLOGGERS, ADDING 4,000 NEW BLOGGERS SINCE THE START OF 2010, POSITIONING COMPANY FOR LEADERSHIP IN U.S. MARKET

MOUNTAIN VIEW, Calif., March 25, 2010 – Bloggerwave Inc. (“Bloggerwave”) (OTCBB: BLGW.OB), an innovative commercial blogging company, announced today that its network of bloggers addressing the United States market has surpassed 10,000 bloggers, adding 4,000 new participants since the start of 2010.

“This represents an expansion of 250% in two and half months since we opened our U.S. offices last January,” stated Ulrik Thomsen, Director of Bloggerwave, Inc.  “It signals our potential to engage an additional 15,000 bloggers by the end of 2010, giving us a total of about 25,000 bloggers in the U.S. alone and positioning us for leadership in the U.S. market.  Our network in Europe of currently more than 30,000 bloggers is also growing.  Together with our expanding multilingual capabilities and our international reach, we already offer a strong market advantage to our growing U.S. client base, and I believe we will meet our goal of becoming the U.S. leader in this field.”

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company’s website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines –and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.  The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 ext. 7770 or info@cfsg1.com.